Exhibit 99.1

Contacts:

Corinthian Colleges, Inc.
Dennis Beal, EVP/CFO
714.427.3000 ext.432

Cecilia Wilkinson/Rosemary Moothart
PondelWilkinson
310.279.5980

CORINTHIAN COLLEGES REPORTS FIRST QUARTER REVENUES
INCREASE OF 36% TO $230 MILLION; TOTAL STUDENT POPULATION UP 22%

Santa Ana, CA, October 21, 2004 – Corinthian Colleges, Inc. (NASDAQ:COCO) today reported operating results for its fiscal 2005 first quarter ended September 30, 2004.

•	Revenues increased 35.8% to $229.7 million compared with $169.2 million in the 2004 first quarter.

•	Operating income totaled $30.4 million compared with $32.7 million in the corresponding prior-year period.

•	Net income equaled $18.2 million, or $0.20 per diluted share, compared with $19.4 million, or $0.21 per diluted share, in the 2004 first quarter.

Same-school revenues increased 18.4% in the first quarter of fiscal 2005 compared with the first quarter of fiscal 2004. Same schools are defined as those colleges that have been owned and operated by the company for four full quarters. Core growth in revenues increased 23.3% in the first quarter of fiscal 2005 compared with the first quarter of fiscal 2004. Core growth is defined as the increase in total revenues, excluding revenues attributable to colleges acquired within the last four full quarters.

David G. Moore, Corinthian’s chairman and chief executive officer, said, “Corinthian’s progress in the first fiscal quarter exceeded our expectations, and we continue to address those factors that have restrained our progress in improving earnings in the near-term. Our ambitious expansion program last year, through which we acquired 57 colleges and 15 training centers, opened a record 10 new branch campuses and remodeled, relocated or expanded 35 additional campuses, we believe, has established a solid platform for Corinthian’s future growth in North America, and we are pleased with the progress we have made in our fiscal 2005 first quarter.”

Moore added: “Further underscoring Corinthian’s investment in future growth, we adopted 34 programs into schools in the first quarter, opened two new campuses, announced plans to open a fourth new campus in fiscal 2005, and completed the acquisition of AMI, Inc., which added exciting curricula in motorcycle and marine technician training to our extensive library.” Program adoptions and new branch campus openings are typically dilutive to earnings in the short term, but provide capacity for expected future growth and supply campuses with relevant, high quality employer-driven curricula.

Financial Review

Income from operations for the fiscal 2005 first quarter amounted to approximately 13.2% of revenues. This compares with 19.3% of revenues in the first quarter of fiscal 2004 and 13.8% of revenues in the fourth quarter of fiscal 2004. Income from operations as a percent of revenues in the first quarter of fiscal 2005 was restrained by increases in educational services and marketing and advertising expenses when compared with the first quarter of last fiscal year.

Educational services expenses were 53.8% of revenues in the first quarter of fiscal 2005 compared with 50.2% of revenues in the first quarter of fiscal 2004 and with 55.5% of revenues in the fourth quarter of fiscal 2004. The increase in educational services expenses as compared with the first quarter of fiscal 2004 was due primarily to increases in salaries and wages, rent and occupancy expenses, and depreciation and amortization as a percentage of revenues. Additionally, bad debt expense increased to 4.9% of revenues in the first quarter of fiscal 2005 compared with 3.7% of revenues in the first quarter of fiscal 2004 and with 4.2% of revenues in the fourth quarter of fiscal 2004.

Marketing and advertising expenses for the first quarter of fiscal 2005 amounted to $55.9 million or 24.3% of revenues compared with $36.9 million or 21.8% of revenues in the first quarter of fiscal 2004. Marketing and advertising expenses were 22.7% of revenues in the fourth quarter of fiscal 2004.

Additional Performance Indicators

Total student population rose to 70,500 at September 30, 2004, an increase of 22.4% compared with 57,580 students at September 30, 2003. Same-school student population grew by 13.3% over the first quarter of last year.

Total new student starts for the first quarter increased 22.7% to 28,111, and same-school student starts for the quarter rose 10.2% compared with the first quarter last year.

Exclusively online student population at Corinthian’s FMU Online campus grew to approximately 2,400 students at September 30, 2004. Total online course registrations for the first quarter of fiscal 2005 increased to a record

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14,316, up 62% from 8,836 online course registrations a year ago. At September 30, 2004, Corinthian offered students a choice of 193 courses online and 14 exclusively online accredited degrees, including associate’s, bachelor’s and master’s degrees in business and criminal justice and associate’s and bachelor’s degrees in accounting, paralegal, homeland security and computer information science.

Business Outlook

As previously disclosed, Corinthian is providing forward-looking guidance only for earnings per diluted share and only for the then next fiscal quarter. The following statement is based on Corinthian’s current expectations. This statement is forward-looking, and actual results may differ materially.

•	Corinthian expects earnings per diluted common share for the second quarter of fiscal 2005 ending on December 31, 2004, to be between $0.18 and $0.21.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in health care, business, criminal justice and technology. Corinthian operates 91 colleges in 23 states in the U.S., and 45 colleges (including 10 campuses scheduled to close in fiscal 2005) and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s discussion of (i) its beliefs regarding its platform for future growth in North America, (ii) the investment value of expansion programs, and (iii) the statement under the heading “Business Outlook.” Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including general changes in the economic climate in the U.S. and Canada, potential difficulties in integrating and operating acquired campuses, construction delays for new branch campuses, possible failure or inability to attain regulatory consents for branch campuses, potential increased competition, possible changes in student perception, changes in demand for curricula offered by the company, potential higher average costs to offer new curricula, the company’s effectiveness in its regulatory compliance efforts, the effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.
(In thousands, except per share data)

	For the three months
Consolidated Statements of Income	ended September 30,
(Unaudited):	2004	2003
Net revenues	$229,696	$169,163
Operating expenses
Educational services	123,578	84,922
General and administrative	19,824	14,674
Marketing and advertising	55,876	36,889

Total operating expenses	199,278	136,485

Income from operations	30,418	32,678
Interest (income)	(477)	(262)
Interest expense	930	606
Other (income) expense	(177)	(69)

Income before provision for income taxes	30,142	32,403
Provision for income taxes	11,906	13,025

Net income	$18,236	$19,378

Income per common share:
Basic	$0.20	$0.22
Diluted	$0.20	$0.21
Basic	90,353	87,807
Diluted	92,177	93,515

Selected Consolidated Balance Sheet Data (Unaudited):

	September 30,	June 30,
	2004	2004
Cash, restricted cash, and marketable securities	$54,596	$46,709
Receivables, net (including long-term notes receivable)	78,960	70,019
Current assets	176,229	164,339
Total assets	589,119	552,993
Current liabilities	115,857	102,245
Long-term debt (including current portion)	61,270	59,532
Total liabilities	211,638	195,038
Total stockholders’ equity	377,481	357,955